Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Prudential Investment Portfolios 9:

We consent to the use of our report dated December 19, 2016, with respect to the statement of assets and liabilities of Prudential Select Real Estate Fund (one of the series comprising Prudential Investment Portfolios 9), including the portfolio of investments as of October 31, 2016, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the two-year period then ended and the period from August 1, 2014 (commencement of operations) to October 31, 2014, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

January 27, 2016